EXHIBIT 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Description of Transaction

On September 22, 2014, Hardinge Inc. (the "Company"), along with its indirect wholly-owned subsidiaries Hardinge GmbH and L. Kellenberger & Co., AG entered into an agreement (the "Agreement") to acquire certain assets and assume certain liabilities associated with a product line of grinding machine systems and applications marketed and sold under the Voumard brand (the "Voumard Business") from Peter Wolters GmbH (the "Seller"). The purchase price was EUR 1.7 million (approximately $2.2 million), before taking into account customary purchase price adjustments. Voumard is a global leader in the internal diameter ("ID") grinding market with an installed base of over 9,000 machine solutions serving more than 2,500 customers around the world.

Basis of presentation

The Company accounted for the acquisition of the Voumard Business as a business combination as prescribed in Accounting Standards Codification 805, “Business Combinations”.

The accompanying unaudited pro forma combined statements of operations for the year ending December 31, 2013 and the six month period ending June 30, 2014 are presented as if the acquisition of the Voumard Business had occurred on January 1, 2013.

These unaudited pro forma combined statements should be read in connection with (1) the Company’s historical consolidated financial statements and notes thereto filed with the U.S Securities and Exchange Commission and (2) the Abbreviated Statements of Assets Acquired and Liabilities Assumed for the Voumard Business as of June 30, 2014 (unaudited), and December 31, 2013 and Abbreviated Statements of Revenues and Direct Expenses for the six month periods ended June 30, 2014 (unaudited) and 2013 (unaudited) and for the year ended December 31, 2013 as included in Exhibit 99.1 to this Current Report on Form 8-K/A. In management’s opinion, all adjustments necessary to reflect the significant effects of these transactions have been made. These statements are based on assumptions and estimates considered appropriate by the Company’s management; however, they are unaudited and are not necessarily, and should not be assumed to be, an indication of the Company’s financial position or results of operations that would have been achieved had the acquisitions been completed as of the dates indicated or that may be achieved in the future. The unaudited pro forma combined statements of operations do not include the effects of any non-recurring costs or one-time transaction related costs. The historical financial information has been adjusted in the accompanying unaudited pro forma combined financial statements to give effect to pro forma events that are (1) directly attributable to the transaction, (2) factually supportable and (3) with respect to the unaudited pro forma combined statements of operations, are expected to have a continuing impact on the combined results.

HARDINGE INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
JUNE 30, 2014
(in thousands)

	Historical
	Hardinge Inc.	Voumard Product Line	Pro Forma Adjustments		Pro Forma Combined

Assets
Cash and cash equivalents	$22,290	$—	$(2,287)	[A]	$20,003
Restricted cash	3,469	—	—		3,469
Accounts receivable, net	55,301	—	—		55,301
Inventories, net	119,330	3,026	148	[B]	122,504
Other current assets	11,731	—	—		11,731
Total current assets	212,121	3,026	(2,139)		213,008

Property, plant and equipment, net	71,898	7	269	[C]	72,174
Goodwill	11,624	—	—		11,624
Other intangible assets, net	32,425	—	166	[D]	32,591
Other non-current assets	6,543	—	—		6,543
Total non-current assets	122,490	7	435		122,932
Total assets	$334,611	$3,033	$(1,704)		$335,940

Liabilities and shareholders’ equity
Accounts payable	$27,968	$—	$—		$27,968
Accrued expenses	23,050	638	—		23,688
Customer deposits	12,287	—	—		12,287
Accrued income taxes	180	—	—		180
Deferred income taxes	2,650	—	—		2,650
Contingent consideration	1,500	—	—		1,500
Current portion of long-term debt	3,468	—	—		3,468
Total current liabilities	71,103	638	—		71,741

Long-term debt	15,636	—	—		15,636
Pension and postretirement liabilities	27,778	—	—		27,778
Deferred income taxes	5,063	—	178	[E]	5,241
Other liabilities	3,913	—	—		3,913
Total non-current liabilities	52,390	—	178		52,568
Commitments and contingencies
Common stock	128	—	—		128
Additional paid-in capital	120,381	—	—		120,381
Retained earnings	91,325	2,395	(2,395)	[F]
			513	[G]	91,838
Accumulated other comprehensive loss	(716)	—	—		(716)
Total shareholders’ equity	211,118	2,395	(1,882)		211,631
Total liabilities and shareholders’ equity	$334,611	$3,033	$(1,704)		$335,940

See accompanying notes to the unaudited pro forma combined financial statements.

HARDINGE INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2014
(in thousands, except per share data)

	Historical
	Hardinge Inc.	Voumard Product Line	Pro Forma Adjustments		Pro Forma Combined

Sales	$149,701	$3,011	$—		$152,712
Cost of sales	108,520	6,610	(58)	[H]	115,072
Gross profit (loss)	41,181	(3,599)	58		37,640

Selling, general and administrative expenses	39,253	1,552	(121)	[H]
			20	[I]	40,704
Other expense, net	583	643	—		1,226
Income (loss) from operations	1,345	(5,794)	159		(4,290)

Interest expense	398	—	—		398
Interest income	(32)	—	—		(32)
Income (loss) from continuing operations before income taxes	979	(5,794)	159		(4,656)
Income taxes	301	—	(4)	[J]	297
Net income (loss) from continuing operations	$678	$(5,794)	$163		$(4,953)

Per share data:

Earnings (loss) per share from continuing operations:
Basic	$0.05				$(0.39)
Diluted	$0.05				$(0.39)

Weighted average Common shares outstanding:
Basic	12,607				12,607
Diluted	12,709				12,607

See accompanying notes to the unaudited pro forma combined financial statements.

HARDINGE INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2013
(in thousands, except per share data)

	Historical
	Hardinge Inc.	Voumard Product Line	Pro Forma Adjustments		Pro Forma Combined

Sales	$329,459	$17,080	$—		$346,539
Cost of sales	236,220	15,587	(226)	[H]	251,581
Gross profit	93,239	1,493	226		94,958

Selling, general and administrative expenses	79,533	4,137	(433)	[H]
			41	[I]	83,278
Impairment charge	6,239	—	—		6,239
Other expense (income), net	471	(3)	(513)	[G]	(45)
Income (loss) from operations	6,996	(2,641)	1,131		5,486

Interest expense	1,128	—	—		1,128
Interest income	(64)	—	—		(64)
Income (loss) from continuing operations before income taxes	5,932	(2,641)	1,131		4,422
Income taxes	1,537	—	(7)	[J]	1,530
Net income (loss) from continuing operations	$4,395	$(2,641)	$1,138		$2,892

Per share data:

Earnings per share from continuing operations:
Basic	$0.37				$0.25
Diluted	$0.37				$0.24

Weighted average Common shares outstanding:
Basic	11,801				11,801
Diluted	11,891				11,891

See accompanying notes to the unaudited pro forma combined financial statements.

HARDINGE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1: BASIS OF UNAUDITED PRO FORMA PRESENTATION

On September 22, 2014, Hardinge Inc. (the "Company"), along with its indirect wholly-owned subsidiaries Hardinge GmbH and L. Kellenberger & Co., AG acquired certain assets and assumed certain liabilities associated with a product line of grinding machine systems and applications marketed and sold under the Voumard brand (the "Voumard Business") from Peter Wolters GmbH. The purchase price was EUR 1.7 million (approximately $2.2 million), before taking into account customary purchase price adjustments. The acquisition of Voumard expands the Company's product offerings to include internal diameter ("ID") cylindrical grinding solutions, which are a complement to the existing grinding product lines offered by the Company. The acquisition was funded with cash and has been included in the MMS business segment. Voumard is a global leader in the ID grinding market with an installed base of over 9,000 machine solutions serving more than 2,500 customers around the world. The results of operations of Voumard have been included in the consolidated financial statements from the date of acquisition.

The unaudited pro forma combined financial information of the Company gives effect to the acquisition of the Voumard Business (the "Acquisition") as if it had occurred (i) on June 30, 2014 for the purposes of the unaudited pro forma combined balance sheet as of June 30, 2014 and (ii) on January 1, 2013 for the purposes of the unaudited pro forma combined statements of operations for the year ended December 31, 2013 and for the six months ended June 30, 2014. Certain amounts from the historical financial statements of the Voumard Business have been reclassified to conform to the Company’s presentation.

All balance sheet accounts of functional currency subsidiaries are translated to United States Dollars ("USD") at the fiscal period-end exchange rate, and income and expense accounts are translated to USD using average rates in effect for each respective period. The purchase price allocation disclosed in Note 2. "Purchase Price Allocation" to these financial statements is translated to USD at the agreed upon rate per the Asset Purchase Agreement at the date of the acquisition.
General
The unaudited pro forma adjustments reflecting the Acquisition are based on certain estimates and assumptions. The unaudited pro forma adjustments may be revised as additional information becomes available. The actual adjustments and the allocation of the final purchase price will depend on a number of factors, including but not limited to additional financial information available at such time. Therefore, the actual adjustments will differ from the unaudited pro forma adjustments and it is possible that the differences may be material. The Company’s management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the transactions contemplated and that the unaudited pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.
The unaudited pro forma financial information does not include potential financial benefits or expenses from operating expense efficiencies or revenue enhancements arising from the Acquisition. Additionally, the Company incurred transaction related costs of approximately $0.1 million associated with the Acquisition, which are not reflected in the unaudited pro forma combined statements of operations for the periods presented.
The unaudited pro forma combined financial information are not intended to reflect the results of operations or the financial position that would have resulted had the Acquisition been effected on the dates indicated and if the Company and the Voumard Business had been managed on a consolidated basis. The unaudited pro forma financial information should be read in conjunction with the historical financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 and the historical abbreviated financial statements of the Voumard Business included as Exhibit 99.1 to this amended current report on Form 8-K.

HARDINGE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS, CONTINUED

NOTE 2: PURCHASE PRICE ALLOCATION

In accordance with the acquisition method of accounting, the acquired net assets of the Voumard Business were recorded at preliminary fair value at the date of acquisition. The identifiable intangible assets acquired, which primarily consists of drawings of $0.1 million, were valued using a cost approach. The purchase price allocation is preliminary pending the finalization of the fair values of the net assets acquired, and will be finalized no later than one year from the date of the transaction. The preliminary fair values of the acquired assets and liabilities exceeded the purchase price of Voumard, resulting in a gain on the purchase of $0.5 million.

The following table summarizes the preliminary fair values of the assets acquired and liabilities assumed in the Voumard acquisition at the date of acquisition (in thousands):

September 22, 2014
Assets Acquired
Inventories	$2,984
Property, plant and equipment	259
Drawings, customer lists, and other intangible assets	131
Total assets acquired	3,374
Liabilities Assumed
Warranties	600
Deferred tax liability	162
Net assets acquired	2,612
Total purchase price	2,150
Bargain purchase gain	$(462)

HARDINGE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS, CONTINUED

NOTE 3: PRO FORMA ADJUSTMENTS

Pro forma adjustments included in the unaudited pro forma combined financial statements are as follows:

[A]	To record consideration paid for the acquisition of the Voumard Business.

[B]	To adjust inventories to estimated fair market value for the Voumard Business.

[C]	To record the preliminary estimate of the fair value of machinery & equipment for the acquired Voumard Business.

[D]	To record the fair value of identifiable intangible assets acquired, primarily customer lists and technology.

[E]	To record an estimated deferred income tax liability related to the fair value adjustments associated with the acquisition of the Voumard Business.

[F]	To eliminate the equity of the acquired Voumard Business.

[G]	To record the bargain purchase gain associated with the transaction.

[H]
The historical Voumard statements of revenues and direct expenses include allocated depreciation for shared assets that were not included in the transaction. Accordingly, the depreciation expense has been decreased to reflect the depreciation for only the acquired assets. This reduction is offset in part by an increase in depreciation expense related to the step up in estimated fair value of machinery and equipment acquired over an estimated average useful life of three years.

[I]	To record amortization expense related to the estimated fair value of identifiable intangible assets acquired, amortized over an estimated average useful life of three years.

[J]	To record income tax expense of the pro forma adjustments based upon statutory rates of the Company in effect during the periods presented.

There were no transactions between Hardinge Inc. and the Voumard Business for the periods presented.